Exhibit 99.1

DivX Requests Federal Court Affirmation of DMCA Protection for Stage6

Refuses to Cede to Unreasonable Threats and Demands from Universal Music Group

San Diego, California, September 6, 2007 – DivX, Inc. announced today that it has filed a lawsuit in Federal District Court to protect its Stage6 online video hosting service from unreasonable threats and demands made by Universal Music Group (“UMG”). DivX seeks the court’s affirmation that UMG’s claims of copyright infringement are without merit and that DivX is in full compliance with the requirements of the Digital Millennium Copyright Act (“DMCA”). The DMCA was enacted in 1998 to update U.S. copyright law for the digital age and offers, among other things, a safe harbor from such claims for services such as Stage6.

“We are taking this legal step to protect Stage6 from groundless claims and unreasonable threats brought by UMG. UMG’s pattern of attacking innovative online service providers is discouraging and will ultimately hinder innovation and the development of new technologies,” said David Richter, Executive Vice President, Corporate Development and Legal.

About DivX, Inc.

DivX creates products and services designed to improve the experience of media. Our first product offering was a video compression-decompression software library, or codec, which has been actively sought out and downloaded over 240 million times since January 2003, including over 80 million times during the last twelve months. We have since built on the success of our codec with other consumer software, including the DivX Player application, which is distributed from our website, www.divx.com. We also license our technologies to consumer hardware device manufacturers and certify their products to ensure the interoperable support of DivX-encoded content. In addition to technology licensing to consumer hardware device manufacturers, we currently generate revenue from software licensing, advertising and content distribution.

Stage6 offers filmmakers and others the power to leverage the Internet to distribute their works and find the right audience for their content. Stage6 fulfills user demand for a high quality video sharing platform by allowing users to upload, download, view, share and experience user-generated video content.

Investor Contacts: Todd Friedman or Stacie Bosinoff The Blueshirt Group (415) 217-7722 todd@blueshirtgroup.com stacie@blueshirtgroup.com	Media Contact: Tom Huntington DivX, Inc. (858) 882-0672 thuntington@divxcorp.com